Exhibit 4.26

MEMORANDUM OF AGREEMENT Dated: 6th Feb 2014
Norwegian Shipbroker' Association's
Memorandum of Agreement for sale
and purchase of ships. Adopted by
The Baltic and International
Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Million Hope Maritime S.A of Marshall Islands

Hereinafter called the Sellers, have agreed to sell, and

Top Ships Inc. of Marshall Islands or nominee

Hereinafter called the Buyers, have agreed to buy

Name: Hull Nr S406

Classification Society/Class:  ABS
Built:                                               By:   Hyundai Mipo Dockyard Co., Ltd

Flag:                                          Place of registration:

Call Sign:                                            Grt/Nrt:

Register IMO Number:

Hereinafter called the Vessel, on the following terms and conditions:

Definition

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 6.

1.   Purchase price Thirty Eight million Two Hundred and Fifty ($38,250,000)

2.   Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of USD
10,900,000 out of which the amount of USD 7,400,000 has already been paid to Monte Carlo
One Shipping Company Limited, a company of same beneficial ownership. The remaing USD
3,500,000 is to be paid  within 3 banking days from the date of this  Agreement. This deposit shall be paid as follows:

ALPHA BANK A.E.
89, AKTI MIAOULI
18538 PIRAEUS GREECE
SWIFT ADDRESS:CRBAGRAA
NEW Account Number:  960-00-2007014186
NEW IBAN: GR73 0140 9600 9600 0200 7014 186

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BENEFICIARY: MILLION HOPE MARITIME SA
CORRESPONDING BANK:
EUR: DEUTSCHE BANK AG,
 12-21 TAUNUSANLAGE, FRANKFURT AM MAIN
SWIFT ADDRESS: DEUTDEFFXXX

and held by them into a joint  account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers.  interest, if any, to be credited to the Buyers. Any fee charged for  holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.   Payment

The balance of the Purchase Price i.e USD 27,350,000 shall be paid in full free of bank charges to an account to be nominated

on delivery of vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and
Notice of Readiness has been given in accordance with clause 5. The buyer has the right to make the delivery payment directly to the shipyard as per the Shipbuilding Contract dated 3
December 2012. The Buyers has also the right to pay the whole amount in shares at a conversion rate to be agreed between the parties before the delivery of the Vessel.
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4. a)* b)* * 5.
Inspections

Buyer has the right to inspect the vessel at any time during the construction period of the vessel at Vinashin Shipyard.
The Buyers have inspected and accepted the Vessel's classification records. The Buyers have
also inspected the Vessel at/in                                     on
and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within

The Seller shall provide for inspection of the Vessel at/in

The Buyers shall undertake the inspection without undue delay to the Vessel. Should the
Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.
The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.
During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.
Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.

4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

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a) b) c)
Notice, time and place of delivery

The Sellers shall keep the Buyers well informed of the Vessel's construction process and shall deliver the vessel simultaneously with the delivery of the vessel from the yard to the
Seller.                                      itinerary                                and                                               shall
provide the Buyers with   and   days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

The Vessel shall be delivered and taken over at Vinashin Shipyard safely afloat at a safe and accessible berth or anchorage at/in as per shipbuilding contract dated 3 December 2012 which the Buyer has seen and acknowledges in the Sellers' option.

Expected time of delivery: on or about 31st May, 2014 plus three months from the date of delivery of the yard, subject to permissible and non permissible delays as  per shipbuilding contract dated 3 December 2012 which the Buyer has seen and acknowledges.

Date of cancelling (see clauses 5 c),6 b) (iii)and 14): as per shipbuilding contract dated 3
December 2012 which the Buyer has seen and acknowledges.

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the
option of either cancelling this Agreement in accordance with Clause 14 within   7 running
days of receipt of the notice or of accepting the new date as the new cancelling date. If the
Buyers have not declared their option within   7 running days of receipt of the Sellers'
notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 69,70.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.
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d) 6. a)**
Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit shall be refunded immediately to the Buyers
whereafter this Agreement shall be null and void.

Drydocking/Divers Inspection

The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the
Classification Society of the Vessel' s underwater parts below the deepest load line, the extent of the inspection being in accordance with Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel' s class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society without
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b)** c)
condition/recommendation*.

(i)   The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification
Society. If the conditions at the port of delivery are unsuitable for such inspection, the
Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii)      If the rudder, propeller, bottom or  other underwater parts below the deepest load line are found broken, damaged or defective so as to effect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the
Classification society of the Vessel' s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to effect the Vessel' s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the classification society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.

(iii)      If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-
docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available ,whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per clause 5 b) which shall, for the purpose of this clause, become the new port of delivery. In such event the cancelling date provided for in clause 5 b) shall be extended by the additional time required for the dry-docking and extra steaming, but limited to a maximum of 14 running days.

If the vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i)      the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection of the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers.  Should any parts of the tailshaft system be condemned or found defective so as to effect the Vessel' s class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.
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(ii)      the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out , in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective
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or broken so as to effect the vessel' s class*.

(iii)       the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society' s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system.  In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv)            the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)         the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the
Classifications surveyor's work, if any, and without affecting the Vessel' s timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the
Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3 , whether the vessel is in drydock or not and irrespective of Clause 5 b).

*            Notes, if any, in the surveyor's report which are accepted by the classification Society without condition/recommendation are not to be taken into account.

**    6a)and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,
alternative 6 a) to apply.

7.          Spares/bunkers, etc.

 as per shipbuilding contract dated 3 December 2012.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be
 excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to
replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)
which
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the  property of the Buyers. The radio installation and navigational equipment shall be included in the sale
without extra payment if they are the property of the Sellers. Unused stores and provisions shall be
included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles
bearing                                                                                                                                          the
Seller's flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,
exclusively for use in the Sellers' vessel(s),shall be excluded without compensation. Captain's
Officers' and Crew's personal belongings  including the slop chest are to be excluded from the sale,
as well as  the following additional items (including items on hire):
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The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks
and
sealed drums and pay the current net marked price (excluding barging expenses) at the port and date
of delivery of the Vessel.
Payment under this Clause shall be made at the same time and place and in the same currency as
the Purchase Price.

8.            Documentation.

The place of closing : ULSAN KOREA or Vietnam or Athens

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Legal Bill of Sale in a form recordable in the country in which the Buyers are to  register  the Vessel, warranting that the Vessel is free from all encumbrances,mortgages and  maritime liens or any other debts or claims whatsoever, duly notarially attested and
    legalized   by  the  consul of such country or other competent authority.

b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)   Confirmation of Class issued within 72 hours prior to delivery.

d)  Current Certificate issued by the competent authorities stating that the Vessel is free from register encumbrances.

e)  Certificate of deletion of the Vessel from the Vessel' s registry or other official evidence of deletion appropriate to the Vessel' s registry at the time of delivery, or, in the event that the registry  does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel' s registry forthwith and furnish
a
     Certificate  or other official evidence of deletion to the Buyers promptly and latest within 4
      (four) weeks after the purchase Price has been paid and the Vessel has been delivered.

f)   Any such additional  documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the
Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the
Vessel shall alsobe handed over to the Buyers unless the Sellers are required to retain same, in which casethe Buyers to have the right to take copies. Other technical documentation which may
be in the Sellers' possession shall be promptly forwarded to the Buyers at Buyers expense, if they so request. The Sellers may keep the Vessel' s log books but the Buyers to have the right to take
copies of same.

9.    Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters,
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encumbrances,
mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.   Taxes,etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers'
flag
shall be for the Buyers account, where as similar charges in connection with the closing of the
Sellers'
register shall be for the Sellers' account.
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11.   Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreements she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.
However, the Vessel shall be delivered with her class maintained without condition/recommendation*,
free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection,
valid                                                                                                                                                  and
unextended without condition/recommendation* by Class or relevant authorities at the time of delivery.
"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4
b),                                                                                                                                                         if
applicable, or the buyers inspection prior to the signing of this Agreement . If the Vessel is
taken                                                                                                                                              over
without inspection, the date of this Agreement shall be the relevant date.

*    Notes, if any, in the surveyor' s reports which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.   Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.   Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses
incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released
to                                                                                                                                                       the
Sellers. If the deposit does not cover their loss , the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.   Sellers' default
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Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready
to validly complete a legal transfer by the date stipulated in line 63 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before
the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 63 and new Notice of
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 63 or fail to be ready
to validly complete a legal transfer as aforesaid they shall make due compensation to the
Buyers                                                                                                                                for
their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.  Buyers' representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the
Buyers
have the right to place two representatives on board the Vessel at their sole risk and expense upon
arrival at on or about
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The
Buyers' representatives shall sign the Sellers' letter of indemnity  prior to their embarkation.
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16. a)* b)* c)* *
Arbitration

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party' s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.
.

This Agreement shall be governed by and construed in accordance with Title 9 of the
United Stage Code and the  Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this
Agreement may be made a rule of the Court.
The proceedings shall be conducted in accordance with the rules of the Society of Maritime
Arbitrators Inc. New York.

Any dispute arising out of this Agreement shall be referred to arbitration at
                                                                      , subject to the procedures applicable there.
 The laws of                                                  shall govern this Agreement.

16a),16b)and 16c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.
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Clause 17

THE PRICE, TERMS AND CONDITIONS OF THE SALE TO BE KEPT STRICTLY
PRIVATE AND CONFIDENTIAL BY ALL PARTIES CONCERNED. HOWEVER, THE
BUYER BEING PUBLICLY LISTED COMPANY HAS THE RIGHT TO ANNOUNCE THE
PURCHASE TO THE MARKET.  SHOULD THE  DETAILS OF THE SALE BECOME
KNOWN OR REPORTED IN THE MARKET, NEITHER THE BUYERS  NOR THE
SELLERS SHALL HAVE THE RIGHT TO CANCEL THIS CONTRACT.

Clause 18
As the Vessel is currently under construction the Buyer agrees to purchase the Vessel on a back to back basis and in accordance with the provisions of the Shipbuilding contract dated 3 December 2012 which he has seen and approved.

FOR THE SELLERS	FOR THE BUYERS

/s/ Stylianos Giamanis	/s/ Evangelos Ikonomou
Stylianos Giamanis	Evangelos Ikonomou
Director

……………………………………….	…………………………………………..

Copyright: Norwegian Shipbrokers' Assocation, Oslo, Norway.
Printed and sold by S-Gruppen A/S, Halvorsen & Larsen, Oslo, Norway.
Fax: 47-22-25 28 69.  Phone: 47-22-25 81 90